Exhibit 10.1

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

Our non-employee directors receive an annual retainer of $35,000. In addition, all non-employee directors who serve on one or more committees are eligible to receive the following committee fees:

Committee	Chair	Member
Audit	$20,000	$10,000
Compensation	15,000	7,500
Nominating and Corporate Governance	10,000	5,000

Other than the annual retainers and committee fees described above, non-employee directors are not entitled to receive any cash fees in connection with their service on our Board. Beginning in 2015, each non-employee director will be granted an annual stock option for 12,500 shares at each annual stockholders’ meeting provided the non-employee director has served since March 1st of the year the annual meeting is held and continues to serve. The annual stock options will vest monthly over one year from the date of grant. New non-employee directors will receive an initial stock option grant for 25,000 shares of common stock. The initial grant will vest 25% in one year and monthly thereafter over the next three years provided the non-employee director continues to serve. Prior to the beginning of each year, each non-employee director may elect to receive their annual retainer for the following year in the form of a stock option that will vest quarterly over one year from the date of grant.

We have a policy of reimbursing our directors for their reasonable out-of-pocket expenses in connection with attending Board of Directors and committee meetings.